EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 19th day of March, 2012, by and between Wizard World, Inc., a Delaware corporation with offices at 1350 Avenue of the Americas, 2nd floor, New York, NY 10019 (the “Company”), and John Macaluso, an individual and resident of the State of California with an office address c/o Wizard World, Inc., 1350 Avenue of the Americas, 2nd floor, New York, NY 10019 (“Executive” and together with the Company, the “Parties” and each, a “Party”).

RECITALS

A.           Executive possesses certain knowledge and skills relating to the Company’s business that the Company wishes to obtain for the development and success of the Company’s business.

B.           The Company wishes to employ Executive, and Executive wishes to be employed by the Company, on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration mutually exchanged by the Parties, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.          Employment. The Company hereby employs Executive, and Executive hereby accepts employment, as President and Chief Executive Officer of the Company, subject to the terms and conditions set forth in this Agreement.

2.          Duties. As President and Chief Executive Officer, Executive shall have such duties, responsibilities and authority as are commensurate and consistent with his position and as may, from time to time, be assigned to him by the board of directors of the Company (the “Board”). Executive shall report directly to the Board. During the Term (as defined herein), Executive shall devote his full business time and efforts to the performance of his duties hereunder, unless otherwise explicitly authorized by the Board. The services to be provided by Executive may be performed in either Los Angeles, California or Las Vegas, Nevada. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by Executive for the making of passive personal investments, the conduct of private business affairs and charitable activities shall be allowed, provided that such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the restrictive covenants set forth herein.

3.          Term of Employment. The term of Executive’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of three (3) years, commencing on March 19, 2012 (the “Commencement Date”) and ending on March 18, 2015. The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”), unless either Party gives prior written notice of non-renewal (“Non-Renewal Notice”) to the other Party no later than sixty (60) days prior to the expiration of the then current Term (as defined herein). For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

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4.          Compensation of Executive.

(a)          Base Salary. The Company shall pay Executive as compensation for his services hereunder, in equal bi-weekly installments during the Term, the following minimum base salary (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations:

(i)          for the period from the Commencement Date to June 30, 2012, a salary of $10,000 per month;

(ii)         for the period from July 1, 2012 to December 31, 2012, a salary of $30,000 per month, $20,000 of which shall be paid in cash and $10,000 of which shall accrue until December 31, 2012, for a total accrual amount of $60,000 (the “Accrual Amount”). In the event that the Company achieves Adjusted EBITDA (as defined below) of at least $100,000 (the “Adjusted EBITDA Milestone”) during fiscal year 2012, the Accrual Amount shall be immediately payable to the Executive in cash. In the event that the Adjusted EBITDA Milestone is not reached, the Board, in its sole discretion, may elect to defer cash payment of the Accrual Amount or any portion thereof for an additional period of up to 12 months;

(iii)        for the period from January 1, 2013 until March 18, 2015, the Executive shall be entitled to a salary of $20,000 per month.

(b)          Annual Bonus. In addition to the Base Salary, the Executive shall receive an annual bonus equal to the following, calculated cumulatively:

(i)          When the Company achieves annual Adjusted EBITDA of between $1.00 and $1,000,000, the Executive shall receive a cash bonus of 30% of such annual Adjusted EBITDA;

(ii)         When the Company achieves annual Adjusted EBITDA of between $1,000,001 and $2,000,000, the Executive shall receive an additional cash bonus of 20% of such annual Adjusted EBITDA which exceeds $1,000,000; and

(iii)        When the Company achieves annual Adjusted EBITDA greater than $2,000,000, the Executive shall receive an additional cash bonus of 10% of such annual Adjusted EBITDA which exceeds $2,000,000.

For purposes herein, “Adjusted EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, the components of which shall be calculated in accordance with generally accepted accounting principles and as such components traditionally appear on the Company’s audited financial statements, excluding any and all expenses associated with (i) any share-based payment; (ii) any gain or loss related to derivative instruments; and (iii) any other non-cash expenses reasonably approved by the Board.

(c)          Equity. As additional consideration for entering into this Agreement, the Executive shall receive the following:

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(i)          2,750,000 options to purchase shares of the Company’s common stock, such options to vest quarterly over a three year period at an exercise price of $0.44 per share;

(ii)         1,000,000 common stock purchase warrants, such warrants to vest quarterly over a three year period at an exercise price of $0.44 per share.

(d)          Expenses. The Company shall advance or reimburse Executive for all reasonable out-of-pocket expenses actually incurred or paid by Executive in the course of his employment, consistent with the Company’s policy for reimbursement of expenses from time to time, including travel expenses. For greater certainty, “reasonable” for purposes of this provision with respect to airfare for travel greater than two hours shall be deemed to be (i) a first class or other premium airline ticket when there are only two (2) classes of tickets available for any given flight and (ii) a business airline ticket when there are three (3) or more classes of tickets available for any given flight.

(e)          Benefits. Executive shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health (for Executive and his immediate family) and benefit plans and all other benefits and plans, including perquisites, if any, as the Company provides to its senior executives (the “Benefit Plans”).

5.          Termination.

(a)          This Agreement and Executive’s employment hereunder shall terminate upon the happening of any of the following events:

(i)          upon Executive’s death;

(ii)         upon Executive’s Total Disability;

(iii)        upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either Party has provided a timely Non-Renewal Notice;

(iv)         at Executive’s option, upon sixty (60) days’ prior written notice to the Company;

(v)          at Executive’s option, in the event of an act by the Company constituting “Good Reason” (as defined herein) for termination by Executive;

(vi)         at the Company’s option, in the event of an act by Executive constituting “Cause” for termination by the Company; or

(vii)        upon a Change of Control.

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(b)          For purposes of this Agreement, Executive shall be deemed to be suffering from a “Total Disability” if Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (iii) determined to be totally disabled by the Social Security Administration. Any question as to the existence of a disability shall be determined by the written opinion of Executive’s regularly attending physician (or his guardian) (or the Social Security Administration, where applicable).

(c)          For purposes of this Agreement, the term “Good Reason” shall mean that Executive has resigned due to (i) any material diminution in Executive’s authority, duties or responsibilities (unless Executive has agreed to such diminution); (ii) a material change in the chain of reporting referenced in Section 2 (unless Executive has agreed to such change); (iii) other than as expressly set forth herein, any material diminution in Executive’s Base Salary (unless Executive has agreed to such diminution); (iv) any material change in the geographic location at which Executive must perform services to a location outside of the Los Angeles, California or Las Vegas, Nevada without Executive’s prior written consent; (v) any material violation by the Company of its obligations under this Agreement; or (vi) Executive shall not be a duly appointed or duly elected member of the Board. Prior to Executive terminating his employment with the Company for Good Reason, Executive must provide written notice to the Company within ninety (90) days following the initial existence of such condition, that such Good Reason exists and setting forth in detail the grounds Executive believes constitutes Good Reason. If the Company does not cure the conditions constituting Good Reason within thirty (30) days after receipt of written notice thereof from Executive, then Executive’s employment shall be deemed terminated for Good Reason as of the date of Executive's notice to the Company.

(d)          For purposes of this Agreement, the term “Cause” shall mean any material breach of this Agreement or repeated material, gross and willful misconduct on the part of Executive in connection with his employment duties hereunder, in all cases that is not cured within fourteen (14) business days after receipt of written notice thereof (to the extent such breach is capable of being cured), or Executive’s conviction of or entering of a guilty plea or a plea of no contest with respect to a felony or any crime involving fraud, larceny or embezzlement resulting in material harm to the Company by Executive.

(e)          For purposes of this Agreement “Change of Control” means the occurrence of any of the following events:

(i)          Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power of the Company’s then outstanding voting securities or fifty percent (50%) or more of the fair market value of the Company;

(ii)         Within a twelve month period, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the total voting power of the Company’s then outstanding voting securities;

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(iii)        Within a twelve month period, less than a majority of the directors are Incumbent Directors. For purposes of this Agreement, “Incumbent Directors” means directors who (A) are directors of the Company as of the date hereof or (B) are elected, or nominated for election, to the Board with the affirmative votes of a majority of the Incumbent Directors at the time of such election or nomination; or

(iv)         The Company has sold all or substantially all of its assets to another person or entity that is not a majority-owned subsidiary of the Company.

Notwithstanding the preceding, the above-listed events must satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(5) in order to be deemed a Change of Control.

6.          Effects of Termination

(a)          Upon termination of Executive’s employment pursuant to Section 5(a)(i) or (ii), in addition to the accrued but unpaid compensation and vacation pay through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, Executive or his estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) six (6) months’ Base Salary at the then current rate, payable in a lump sum, less withholding of applicable taxes; (ii) continued provision for a period of twelve (12) months following Executive’s death of benefits under Benefit Plans extended from time to time by the Company to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which Executive was a participant as of the date of death or Total Disability.

(b)          Upon termination of Executive’s employment pursuant to Section 5(a)(iii), where the Company has offered to renew the term of Executive’s employment for an additional one (1) year period and Executive chooses not to continue in the employ of the Company, Executive shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date. In the event the Company tenders a Non-Renewal Notice to Executive, then Executive shall be entitled to the same severance benefits as if Executive’s employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non-Renewal Notice was triggered due to the Company’s statement that Executive’s employment was terminated due to Section 5(a)(vi), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

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(c)          Upon termination of Executive’s employment pursuant to Section 5(a)(v) or other than pursuant to Section 5(a)(i), 5 (a)(ii), 5(a)(iii), 5(a)(iv), or 5(a)(vi) (i.e., without “Cause”), in addition to the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, Executive shall be entitled to the following severance benefits: (i) the greater of twelve (12) months’ Base Salary at the then current rate or the remainder of the Base Salary due under this Agreement, to be paid in equal bi-weekly installments, less withholding of all applicable taxes, at such times he would have received them if there was no termination; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Company to its senior executives; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which Executive was a participant as of the date of Executive’s termination of employment.

(d)          Upon termination of Executive’s employment pursuant to Section 5(a)(iv) or (vi), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, Executive shall be entitled to the following severance benefits: accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes. Executive shall have any conversion rights available under the Company’s or Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

(e)          Any payments required to be made hereunder by the Company to Executive shall continue to Executive’s beneficiaries in the event of his death until paid in full.

(f)          Change of Control. Upon a Change of Control, Executive shall receive an amount equal to the same benefits as if Executive’s employment were terminated pursuant to Section 5(a)(v). Executive (or his estate) shall receive the payments provided herein at such times he would have received them if there was no Change of Control. Notwithstanding anything contained herein to the contrary, in the event a Change of Control occurs prior to the termination of Executive’s employment pursuant to Section 5, Executive shall not be entitled to any additional benefits that would have otherwise been payable upon termination of Executive’s employment referenced in pursuant to Section 5 (i.e., if Executive is entitled to benefits upon a Change of Control, then Executive will not be entitled to benefits again upon a termination of his employment).

7.          Vacations. Executive shall be entitled to a vacation of three (3) weeks per year, during which period his salary shall be paid in full. Executive shall take his vacation at such time or times as Executive and the Company shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Company’s business necessities, up to three (3) weeks’ vacation may carry over to the subsequent year.

8.          Covenant Not To Disclose, Compete or Solicit. Upon execution of this Agreement, Executive and the Company shall enter into that certain Non-Disclosure, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Exhibit A (“Non-Disclosure, Non-Competition and Non-Solicitation Agreement”).

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9.          Section 409A.

(a)          Notwithstanding anything to the contrary contained in this Agreement, if at the time of Executive’s separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after Executive’s separation from service, or (ii) Executive’s death (the “Six Month Delay Rule”).

(b)          For purposes of this Section 9, amounts payable under the Agreement should not be considered a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (i.e., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (i.e., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

(c)          To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(d)          To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse Executive for any such payments made by Executive in a lump sum not later than thirty (30) days following the sixth month anniversary of Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by Executive on a monthly basis in advance, results in Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e)          The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Parties agree that this Agreement may be amended, as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either Party.

(f)          The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

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10.         Insurance. The Company shall at all times during the Term and any Renewal Term obtain and maintain director and officers liability insurance policies covering Executive in his capacity as an executive officer and director, which insurance shall include a standard "tail" provision, in such amounts, and with such companies as shall be approved by both Executive and the Board.

11.         Director Appointment; Nomination. The Board shall at all times during the Term and any Renewal Term take all steps necessary to appoint Executive as a member of the Board and to maintain such appointment. In addition, the Board shall at all times during the Term and any Renewal Term take all steps necessary to nominate Executive as a nominee for director for the purposes of any meeting or consent of the shareholders conducted or taken during the Term or any Renewal Term.

12.         Indemnification Agreement. It shall be a condition to Executive’s commencement of services under this Agreement that the Company and Executive shall have entered into an Indemnification Agreement in the form of Exhibit B hereto (the “Indemnification Agreement”).

13.         Miscellaneous.

(a)          Neither Executive nor the Company may assign or delegate any of their respective rights under this Agreement without the express written consent of the other. This Agreement constitutes and embodies the full and complete understanding and agreement of the Parties with respect to Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the Party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either Party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(b)          This Agreement shall inure to the benefit of, be binding upon and enforceable against, the Parties and their respective successors, heirs, beneficiaries and permitted assigns.

(c)          The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)          All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the Party at the address set forth above or to such other address as either Party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

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(e)          This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the Parties irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(f)          This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The Parties have executed this Agreement as of the date set forth above.

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IN WITNESS WHEREOF, the Parties have caused this Employment Agreement to be duly executed as of the date first indicated above.

THE COMPANY

WIZARD WORLD, INC.

By:	/s/ Michael Mathews
Michael Mathews
Executive Chairman

EXECUTIVE

/s/ John Macaluso
John Macaluso

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EXHIBIT A

NON-COMPETE, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

NON-COMPETE, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

THIS NON-COMPETE, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (“Agreement”) dated as of March 19, 2012 by and between Wizard World, Inc., a Delaware corporation with a principal place of business at 1350 Avenue of the Americas, 2nd floor, New York, NY 10019 (“Employer”), and John Macaluso, an individual and resident of the State of California with a business address c/o Wizard World, Inc., 1350 Avenue of the Americas, 2nd floor, New York, NY 10019 (“Employee” and together with Employer, the “Parties” and each, a “Party”).

WITNESSETH:

WHEREAS, Employee will be employed by Employer commencing March 19, 2012;

WHEREAS, in connection with such employment, Employee may be given access to, generate, or otherwise come into contact with certain proprietary and/or confidential information of Employer or clients of Employer; and

WHEREAS, Employee and Employer desire to prevent the dissemination, unauthorized disclosure or misuse of such information.

NOW THEREFORE, the parties hereto mutually agree as follows:

1.          Covenant Not to Solicit. During the period commencing on the date hereof and ending upon the termination of Employee’s employment for any reason, Employee shall not, directly or indirectly, for Employee’s benefit or the benefit of a third party, (i) induce or attempt to induce any employees of Employer to leave the employ of Employer or diminish his or her relationship or Employer or (ii) solicit the business of any client or customer of Employer, or any client or customer that could reasonably be expected to be a client or customer of Employer, during Employee’s period of employment with the Company.

2.          Covenant Not to Compete. Except for the activities set forth in Schedule I hereto and as a passive investor in less than five percent (5%) of the equity securities of a publicly held company, during the period commencing on the date hereof and ending upon the termination of Employee’s employment for any reason, Employee shall not engage in, own or control an interest in, or act as principal, director or officer of, or consultant to, any firm or corporation (i) engaged in a venture or business substantially similar to that of Employer or (ii) which is in direct or indirect competition with Employer within the United States of America, its territories and possessions.

3.          Proprietary Information.

(a)          For purposes of this Agreement, “Proprietary Information” shall mean any information belonging to the business of Employer that has not previously been publicly released by duly authorized representatives of Employer and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas and confidential information belonging to Employer and Employer’s customers or clients. Employee agrees to regard and preserve as confidential all Proprietary Information whether Employee has such Proprietary Information in Employee’s memory or in writing or other physical form.

Exhibit A

A-1

(b)          Notwithstanding the foregoing, “Proprietary Information” shall not include information that (i) is disseminated to the public at no fault of Employee, (ii) was obtained from a third party that did not have an obligation of confidentiality to Employer, (iii) is already in the possession of Employee and (iv) constitutes any information proposals, marketing and sales plans, financial information, costs, pricing information, computer programs (including source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas, created or generated by Employee for which Employer has not been fully compensated.

(c)          Employee will not, without written authority from Employer to do so, directly or indirectly, disclose or use any Proprietary Information for Employee’s benefit or purposes, nor disclose any Proprietary Information to others, either during the term of Employee’s employment by Employer or thereafter, except as required by the conditions of Employee’s employment by Employer.

(d)          No work or intellectual property created by Employee shall be deemed work for hire and Employer shall only have the rights to such work or intellectual property after fully compensating Employee for such work or intellectual property.

4.          Saving Provision. Employee expressly agrees that the covenants set forth in this Agreement are being given to Employer in connection with the employment of Employee by Employer and that such covenants are intended to protect Employer against the competition by Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

5.          Injunctive Relief. Employee acknowledges that (i) disclosure of any Proprietary Information or breach of any of the non-competitive covenants or agreements contained herein will give rise to irreparable injury to Employer or clients of Employer that would be inadequately compensable in damages. Accordingly, Employer, or where appropriate a client of Employer, may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. Employee further acknowledges and agrees that in the event of the termination of employment with Employer, (ii) Employee’s experience and capabilities are such that Employee can obtain employment in business activities which are of a different or non-competing nature with his or her activities as an employee of Employer and (iii) the enforcement of a remedy hereunder by way of injunction shall not prevent Employee from earning a reasonable livelihood. Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content, and that Employee will, promptly upon the request of Employer at any time, cause any subsequent employer to execute and deliver to Employer a confidentiality and non-disclosure agreement in substantially the form of Section 2 hereof and otherwise satisfactory to Employer.

Exhibit A

A-2

6.          Enforceability. The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of Employee against Employer whether predicated on this Agreement or otherwise.

7.          Term. This Agreement shall commence on the date hereof and shall terminate upon the termination of Employee’s employment for any reason.

8.          Governing Law. The Agreement shall be construed in accordance with the laws of the State of New York and any dispute under this Agreement will only be brought in the state and federal courts located in the State of New York.

9.          General. This Agreement contains the entire agreement of the Parties relating to the subject matter hereof. This Agreement may be modified only by an instrument in writing signed by both Parties hereto. Any notice to be given under this Agreement shall be sufficient if it is in writing and is sent by certified or registered mail to Employee at his residence address as the same appears on the books and records of Employer or to Employer at its principal office, attention of the President, or otherwise as directed by Employer, from time to time. Non-compliance with any one paragraph of this Agreement shall not have an effect on the validity of any other part of this Agreement. The provisions of this Agreement relating to confidentiality or non-competition shall survive the termination of employment, however caused.

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A-3

IN WITNESS HEREOF, the undersigned execute this Agreement as of the date first set forth above.

EMPLOYER

WIZARD WORLD, INC.

By:	/s/ Michael Mathews
Michael Mathews
Executive Chairman

EMPLOYEE

/s/ John Macaluso
John Macaluso

A-4